Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596

Prospectus Supplement No. 1
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and 21,792,000 shares of our common stock issuable upon the exercise of the Series C Warrants.

The shares of Series E Convertible Preferred Stock and the Series C Warrants will automatically separate on October 25, 2015. However, the shares of Series E Convertible Preferred Stock and the Series C Warrants will separate prior to October 25, 2015 if at any time after 30 days from February 25, 2015 the closing price of our common stock is greater than $4.00 per share for 20 consecutive trading days (the “Separation Trigger Date”). We refer to this separation herein as Early Separation. In the event of Early Separation, the shares of Series E Convertible Preferred Stock and the Series C Warrants will become separable 15 days after the Separation Trigger Date.

Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares upon the earlier of (i) six months after the date of this prospectus, or (ii) 15 days after the Separation Trigger Date in the event of Early Separation. The Series C Warrants have an exercise price of $2.55 and are exercisable upon the earlier of (i) six months after the date of this prospectus, or (ii) 15 days after the Separation Trigger Date in the event of Early Separation. The Series C Warrants will expire on the fifth anniversary of the date of this prospectus. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our current reports on Form 8-K, filed with the Securities and Exchange Commission on April 14, 2015 and April 20, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Units are listed on The NASDAQ Capital Market under the symbols “GBSN” and “GBSNU”, respectively. On April 17, 2015, the closing sale price of our common stock and the Units on The NASDAQ Capital Market was $4.08 per share and $14.10 per Unit, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 20, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

From April 6, 2015 to April 13, 2015, certain holders of warrants (the “Warrants”) to purchase 524,832 shares of common stock, par value $0.001 (the “Common Stock”) of Great Basin Scientific, Inc. (the “Company”) exercised their Warrants on a cashless basis. As a result of these cashless exercises, a total of 346,148 shares of Common Stock were issued to the warrant holders.

The issuances of the shares of Common Stock were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 3(a)(9) of the Securities Act since the shares of Common Stock were issued to a limited number of persons pursuant to a cashless exercise of the Warrants. Each of the recipients of shares of Common Stock in these transactions was an accredited or sophisticated person and had adequate access to information about the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: April 14, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2015 Great Basin Scientific, Inc. (the “Company”) extended the term of a previously disclosed $500,000 convertible promissory note with Spring Forth Investments, LLC (the “Note”) for one year to July 18, 2016, pursuant to its option to extend the term upon payment of a sum of $10,000. The interest rate under the Note is 20%. Spring Forth Investments, LLC is an entity controlled by David Spafford, the Executive Chairman of our board of directors. The proceeds from the Note have been used for general working capital purposes.

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2015 the Company announced that Steven Aldous has determined not to run for re-election and to retire from the Board of Directors of the Company at the 2015 Annual Meeting. There were and are no disagreements between Mr. Aldous and the Company or any officer or director of the Company.

Item 5.08 Shareholder Director Nominations.

On April 17, 2015 the Board of Directors of the Company approved the holding of its 2015 Annual Meeting of Stockholders on Wednesday, May 27, 2015.  The record date, time and location of the 2015 Annual Meeting will be as set forth in the Company’s proxy statement for the 2015 Annual Meeting.

Because the Company did not hold an annual meeting of stockholders in 2014, the Company has set a deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order for a stockholder to submit any such proposal for inclusion in the Company’s proxy statement for the 2015 Annual Meeting, the proposal must be received by the Company’s Secretary at 2441 South 3850 West, Salt Lake City, UT, 84120 no later than the close of business on April 27, 2015, which the Company considers to be a reasonable time before it begins to print and send its proxy materials for the 2015 Annual Meeting. Any such proposal must be in compliance with the rules and regulations of the Securities and Exchange Commission.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1
Promissory Note dated July 18, 2014 in favor of Spring Forth Investments, LLC. (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 filed on August 20, 2015 (File No. 333-197954).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: April 20, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Promissory Note dated July 18, 2014 in favor of Spring Forth Investments, LLC. (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 filed on August 20, 2015 (File No. 333-197954).